Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AND SALE AGREEMENT

By And Among

POWER DESIGN, INC.

As Seller

- And -

POWERSECURE, INC.

As Purchaser

Dated: October 14, 2014

i

Schedules

1.1(a)	Tangible Personal Property
1.1(b)	Assumed Contracts
1.1(d)	Assumed Projects
1.2	Excluded Assets
2.2	Allocation Schedule
3.1	States of Foreign Corporation Qualification
3.5	Consents
3.9	Key Customers
3.10	Employees
3.12	Warranties
3.15	Leases
3.16	Complete Projects Financials
7.11	Existing Projects and Existing Projects Business Employees

ii

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of October 14, 2014, by and among Power Design, Inc., a Florida corporation (“Seller”), and PowerSecure, Inc., a Delaware corporation (“Purchaser”).

Recitals:

WHEREAS, Seller is engaged in the business of providing design, engineering, procurement, construction, management and similar services with respect to data centers for the Key Customers (as defined below) (the “Business”); and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, substantially all of the assets of Seller relating to the operation of the Business, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE ASSETS

Section 1.1 Purchase and Sale. At the Closing (as defined herein), upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall accept and acquire from Seller, all right, title and interest in and to the following assets and properties of Seller used, intended for use or held for use in connection with, or otherwise necessary for the conduct of, the Business (all of which (other than the Excluded Assets) are collectively referred to herein as the “Assets”):

(a) all equipment listed on Schedule 1.1(a) (the “Tangible Personal Property”);

(b) all rights and interests under all contracts and agreements (collectively, “Contracts”) that are set forth on Schedule 1.1(b) (the “Assumed Contracts”);

(c) (i) a list of all customers, including the Key Customers and suppliers to the Business, pricing and cost information; and (ii) all goodwill associated therewith (collectively, “Intellectual Property”);

(d) all rights and interests under orders, bids, quotations, commitments, projects, jobs in progress and similar arrangements relating to the purchase or sale of Seller’s goods and services, to the extent not fulfilled prior to the Closing Date, assumed hereunder by Purchaser or sub-contracted to Purchaser pursuant to Section 7.7 as set forth on Schedule 1.1(d) (the “Assumed Projects”);

(e) all rights and interests of Seller under all warranties, guarantees, indemnities for the benefit of the Business or the Assets;

(f) the following books and records pertaining to the Assets or the Business: books of account, ledgers, Key Customer contract lists and prices, distribution lists, supplier lists, production data, quality control records and procedures for any Assumed Projects or Assumed Contracts, and correspondence and communications with any Governmental Authority;

(g) copies of the designs, drawings, specifications and plans relating to and owned by the Key Customers;

(h) the accounts receivable of Seller resulting from the Assumed Projects and Assumed Contracts; and

(i) the Business as a going concern and all goodwill associated with the Assets and the Business.

Section 1.2 Excluded Assets. Notwithstanding any provision in Section 1.1 or elsewhere herein to the contrary, the Assets shall not include any of the following (collectively referred to herein as the “Excluded Assets”):

(a) the cash and accounts receivable of Seller, other than the accounts receivable of Seller relating to an Assumed Project or Assumed Contract;

(b) the corporate franchise of Seller and the records pertaining to Seller’s corporate organization;

(c) any Employee Plan (as defined herein) of Seller or relating to any of its employees;

(d) any rights and interests of Seller under Contracts that are not Assumed Contracts;

(e) all rights of Seller under this Agreement and the other Seller Documents (as defined herein);

(f) any assets, business, properties, books, records, rights or interests of Seller used primarily in the operation or conduct of any business of Seller other than the Business and not necessary for the operation of the Business;

(g) all rights and interests under orders, bids, quotations, commitments, jobs in progress and similar arrangements relating to the purchase or sale of Seller’s goods and services that are not Assumed Projects; and

(h) any other assets, properties, rights or interests not included in the definition of Assets.

Section 1.3 Liabilities.

(a) Notwithstanding any other provision herein to the contrary, Purchaser is not assuming and shall have no obligation to pay, perform or discharge any liabilities, debts, accounts payable or other obligations or commitments of Seller or otherwise relating to the Assets or the Business of any kind or nature whatsoever, whether known or unknown, fixed or contingent, arising or accruing prior to the Closing (“Liabilities”), other than the following Liabilities of Seller:

(i) Liabilities that arise under the Assumed Contracts, excluding Liabilities arising by reason of any breach or alleged breach by Seller based on events, occurrences or circumstances prior to the Closing Date, regardless of when any such Liabilities are asserted;

(ii) Liabilities that arise under the Assumed Projects, excluding Liabilities arising by reason of any breach or alleged breach by Seller based on events, occurrences or circumstances prior to the Closing Date, regardless of when any such liabilities are asserted; and

(iii) Remaining open vendor purchase orders and accounts payable for Assumed Projects or which are subcontracted as provided in Section 7.7 as set forth on Schedule 1.3(a)(iii), which shall be updated within seven (7) days following the Closing Date.

The Liabilities set forth in clauses (i) and (ii) of this Section 1.3(a) are collectively referred to herein as the “Assumed Liabilities.” Any and all Liabilities of Seller, whether or not relating to the Assets or the Business other than the Assumed Liabilities, are referred to herein as the “Excluded Liabilities.”

(b) Notwithstanding the foregoing, except for Assumed Liabilities expressly and specifically set forth above, for purposes of amplification and not of limitation Purchaser shall not assume and shall have no obligation to pay or perform any Liabilities of Seller, including but not limited to the following:

(i) any tax, fee, cost, expense or charge or other Liability (A) accruing or arising on or prior to the Closing Date, (B) arising before, on or after the Closing Date relating to Seller other than with respect to the Assets and the Business, or (C) arising before, on or after the Closing Date relating to Seller;

(ii) any Liabilities for (A) wages, salaries, bonuses, commissions, vacation pay, sick pay, holiday pay, severance or termination pay, (B) employee benefits, including without limitation pension plans, bonus plans, profit-sharing plans, life, health or disability insurance programs, 401(K) plans and retirement plans, (C) FICA, Medicare, FUTA or other payroll taxes, or (D) any other liability or obligation pertaining to any present or former stockholder, director, officer, employee, consultant, independent contractor and other persons or entities who provide or have provided services to Seller;

(iii) any Liabilities under any Contract (A) not specifically and expressly assumed by Purchaser, (B) not validly and effectively assigned by Seller to Purchaser hereunder, or (C) to the extent such Liabilities arise out of or related to a breach or default by Seller of or under such Contract;

(iv) any Liability under any lease of property, real or personal, arising or accruing prior to Closing, unless expressly assumed by Purchaser hereunder;

(v) any Liabilities relating to or arising out of the Excluded Assets;

(vi) any Liabilities arising out of or relating to an environmental matter arising out of or relating to facts, circumstances or conditions existing on or prior to the prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of Seller, including without limitation any violation of any environmental law or regulation or any other law or regulation relating to health or safety of employees;

(vii) any Liabilities arising under any guarantee, bond, debt, loan or credit agreement, promissory note, mortgage, security agreement, pledge or other similar agreement or instrument or otherwise relating to any financial indebtedness of Seller, the Business or the Assets or any loan by any stockholder, director, officer, employee or agent or any of their Affiliates to Seller;

(viii) any Liabilities, whether arising under a loan by or to, or a settlement or Contract or any other arrangement with, any present or former stockholder, director, officer, employee or agent of Seller or any of its Affiliates to Seller;

(ix) any Liability of Seller for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Assets or the Assumed Liabilities arising or accruing prior to the Closing Date; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 7.4; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description, including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of law;

(x) any Liabilities to indemnify, reimburse or advance amounts to any Person (including but not limited to any present or former stockholder, director, officer, employee or agent) for any expense, loss, damage, judgment, fine, cost, amount paid in settlement, legal fees or otherwise, whether such indemnity is pursuant to any statute, charter document, bylaws, agreement or otherwise), except for Liabilities for indemnification obligations arising under Article VI;

(xi) any Liability incurred by Seller under this Agreement or any Seller Document, or any and all costs, fees and expenses incurred by Seller in connection herewith or the transactions contemplated hereby, including without limitation any tax, fee or charge incurred as a result of this Agreement and the transactions contemplated hereby or the fees and expenses of counsel, accountants, investment bankers and advisors, consultants, advisors and other agents and representatives retained by or on behalf of Seller;

(xii) any Liabilities in respect of any pending or threatened Legal Proceeding (as defined herein) arising out of, relating to or otherwise in respect of the Assets or the operation of the Business arising or relating to any period of time prior to the Closing Date;

(xiii) any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (A) do not constitute part of the Assets acquired by Purchaser that were issued by customers of the Business to Seller on or before the Closing, (B) did not arise in the ordinary course of business, or (C) are not validly and effectively assigned to Purchaser pursuant to this Agreement;

(xiv) any product or service Liability or similar claim for injury to a Person or property or other loss or expense which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold, or of any services performed, by Seller, and any recall, design defect or similar claims related to any products manufactured or sold or any services performed by Seller;

(xv) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Legal Requirement (as defined herein) or Order (as defined herein); and

(xvi) any Liability of Seller or related to the Business or the Assets, fixed, contingent or otherwise, whenever accrued, whether or not arising in the ordinary course of business, including without limitation relating to or arising out of services rendered by Seller, or the conduct of the Business prior to the Closing.

(c) Seller hereby agrees that Seller is retaining and shall be liable and responsible for, and Seller agrees to timely and properly pay, perform and discharge in full, all of the Excluded Liabilities.

ARTICLE II

PURCHASE PRICE AND PAYMENT

Section 2.1 Purchase Price. At the Closing (as defined herein), upon the terms and subject to the conditions set forth herein, Purchaser shall acquire all of the Assets from Seller for a purchase price of $13,000,000 (the “Base Purchase Price”), plus the Earn-Out Amount, if any (collectively, the “Purchase Price”). The amount of the Base Purchase Price shall be payable at the Closing by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser no later than two (2) Business Days prior to the Closing Date. Any Earn-Out Amount shall be payable as provided in this Agreement.

Section 2.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets for all purposes (including financial reporting and tax purposes) shall be mutually agreed by the parties as soon as practical after the date hereof (“Allocation Schedule”), it being acknowledged by the parties that such allocation shall be within ten percent (10%) of the preliminary allocation set forth on Schedule 2.2. Seller and Purchaser each hereby covenants and agrees that such Person will report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the allocation set forth on the Allocation Schedule under this Section 2.2 (the “Allocation of Purchase Price”), and that it will not take a position on any income tax return, before any Governmental Authority charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the Allocation of Purchase Price or the terms of this Agreement.

Section 2.3 Earn-Out. As additional consideration for the Assets, at such time and in such manner as provided in this Section 2.3, Purchaser shall pay to Seller an amount, if any (the “Earn-Out”), based on the Acquired Business Backlog (as defined below) as provided and computed in accordance with this Section 2.3.

(a) Acquired Business Backlog. For purposes of this Agreement, the term “Acquired Business Backlog” shall mean and include only the amount of firm contracted sales backlog for Purchaser related to the Business arising from contracts entered into on or after the date of this Agreement (whether by Seller for the sole benefit of Purchaser or by Purchaser or of or by its Affiliates) to directly or indirectly provide materials, labor or services to any Key Customer (or any affiliate of a Key Customer), with such backlog computed in a manner consistent with the manner Purchaser computes and determines its backlog such as it used in determining its firm sales backlog as recorded in its press release issued on August 6, 2014.

(b) Computation of Earn-Out Amount. The amount of the Earn-Out, if any (the “Earn-Out Amount”), shall be determined as follows: (i) if the Acquired Business Backlog reaches an amount of at least $5,000,000, then the Earn-Out Amount shall be equal to $1,000,000; and, thereafter, (ii) if the Acquired Business Backlog reaches at least $15,000,000, then the Earn-Out Amount shall be equal to an additional $1,000,000. No Earn-Out shall be payable unless the Acquired Business Backlog is at least $5,000,000, and the maximum Earn-Out Amount in the aggregate shall be $2,000,000.

(c) Procedures Applicable to Determination of the Earn-Out Payment. The parties acknowledge that PowerSecure computes its firm sales backlog on a quarterly basis and discloses such amount in connection with its quarterly earnings releases. If PowerSecure issues a quarterly earnings release that includes a sufficient amount of Acquired Business Backlog within its standard sales backlog table to generate an Earn-Out Amount under Section 2.3(b), then PowerSecure shall provide written notice to Seller of such Acquired Business Backlog and Earn-Out Amount. Purchaser shall pay any such Earn-Out Amount to Seller by wire transfer of immediately available funds to an account designated in writing by Seller within 30 days after issuing a quarterly earnings release with sufficient Acquired Business Backlog to generate the Earn-Out Amount.

(d) Post-Closing Operation of the Business. Upon the terms and subject to the conditions of this Agreement, subsequent to the Closing, Purchaser shall have sole discretion with regard to all matters relating to the operation of the Business, and Purchaser shall have no obligation to operate the Business in order to achieve or maximize the Earn-Out Payment.

(e) Right of Set-off. Purchaser shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.3 the amount of any Losses to which any Purchaser Indemnified Party may be entitled under Article VI of this Agreement.

(f) No Security. The parties hereto understand and agree that (i) the contingent rights to receive an Earn-Out Amount hereunder shall not be represented by any form of certificate or other instrument, are not transferable and do not constitute an equity or ownership interest in Purchaser or Seller, (ii) Seller shall not have any rights as a securityholder of Purchaser as with respect to the Assets or the Business as a result of Seller’s contingent right to receive any Earn-Out Amount hereunder, and (iii) no interest will accrue on, or be owed or payable with respect to, any Earn-Out Amount.

(g) Tax Purposes. Any Earn-Out Payment made under this Section 2.3 shall be treated as an adjustment to the Purchase Price by the parties hereto for Tax purposes.

(h) Termination. Seller’s rights to any Earn-Out Payments under this Section 2.3 shall expire and terminate if the conditions of the Earn-Out Payment in Section 2.3(b) are not satisfied on or before the fifth anniversary of the Closing Date.

Section 2.4 Work in Progress. With respect to the Assumed Contract and the Assumed Project relating to Bright House Networks, LLC at the Closing, Seller will be entitled to the revenue earned up to the Closing Date, which will be calculated as follows. The cost incurred by Seller through the day preceding the Closing Date will be divided by the estimated total cost of the project to derive the percentage of completion. The percentage of completion will then be multiplied by the contract value to derive the revenue earned by Seller up to and including the day preceding the Closing Date. If cash received by Seller from Bright House Networks exceeds the revenue earned as so computed, then the difference shall be paid in cash to Purchaser at Closing, and if the cash received by Seller from Bright House Networks is less than the revenue earned Purchaser shall pay in cash to Seller the difference at Closing. The calculation will be based on Seller’s computations which are delivered to Purchaser at least two (2) Business Days prior to the Closing Date and updated prior to the Closing and are reasonably acceptable to Purchaser. In addition any additional cash that Seller receives from Bright House Networks after the Closing Date will be paid to Purchaser within three (3) Business Days of receipt thereof. Seller will transfer any remaining open vendor purchase orders and accounts payable for Assumed Projects to Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Purchaser to enter into this Agreement and to perform its obligations hereunder, Seller hereby represents and warrants to and for the benefit of Purchaser, as of the date hereof and the Closing Date, as follows:

Section 3.1 Organization. Seller is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Florida. Seller is duly qualified or licensed to conduct the Business and in good standing as a foreign corporation in the States set forth on Schedule 3.1, which are the only states or jurisdictions in which the ownership, lease or operation of the Assets of Seller or the conduct of its Business makes such qualification or licensing necessary.

Section 3.2 Power and Authority. Seller has all requisite right, power and authority, corporate or otherwise, to conduct the Business, to own, lease and operate the Assets, and to execute, deliver, and perform its obligations under, this Agreement and all other documents, instruments and agreements contemplated hereby to which Seller is or will become a party (the “Seller Documents”). The execution and delivery by Seller of this Agreement and the other Seller Documents and the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized by all requisite action, corporate or otherwise, of Seller, including the due authorization and approval by the directors and, if necessary, the stockholders of Seller, under the Florida Business Corporation Act and the Articles of Incorporation and By-laws of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the other Seller Documents or to consummate the transactions contemplated hereby or thereby or to perform its obligations hereunder or thereunder.

Section 3.3 Enforceability. This Agreement has been, and the other Seller Documents when executed and delivered by Seller will be, duly and validly executed and delivered by or on behalf of Seller and constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, and by general principles of equity, whether applied by a court of law or in equity.

Section 3.4 No Conflicts. Subject to the Consents listed on Schedule 3.5, the execution and delivery by each of Seller of this Agreement and the other Seller Documents, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby do not and will not, directly or indirectly, (a) violate, conflict with, or constitute a breach of or a default (or an event that, after the giving of notice or the lapse or time or both, would constitute a default) under, any term, condition or other provision of (i) the Articles of Incorporation, By-laws, or any other charter or organizational documents of Seller, (ii) any resolution adopted by the directors or shareholders of Seller, (iii) any agreement involving the shareholders of Seller, (iv) any contract, agreement or understanding to which Seller is a party or by which it is bound, or (v) any applicable federal, state, local or foreign laws, statutes, rules, regulations, codes or ordinances (“Laws”), or any order, injunction, writ, judgment, decree, assessment, arbitration award or ruling (“Order”) of any court, arbitrator or governmental, quasi-governmental, administrative or regulatory body, agency or authority (“Governmental Authority”); (b) result in the creation or imposition of any mortgage, lien, pledge, security interest, assessment, equities, rights of first refusal, options to purchase, equitable interest, deeds of trust, easements, community property interests, covenants, conditions or any other restriction, encumbrance or claim of any kind or description (collectively, “Liens”) on or against any of the Assets; or (c) constitute an event which would (i) give any Person (as defined below) the right to amend, revoke, withdraw, suspend, cancel, terminate or modify any Assumed Contract or the Assets or to accelerate the maturity or performance by Seller of any Liability of Seller or relating the Business or the Assets.

Section 3.5 Consents. Except as set forth on Schedule 3.5, no consent, authorization, permit, order or approval of, notice or report to, filing or registration with, or waiver, review, clearance or any other action (collectively, “Consents”) by, from or with respect to, any Person is necessary for (i) Seller to execute and deliver this Agreement or any other Seller Documents or to perform its respective obligations hereunder or thereunder, (ii) the consummation of the transactions contemplated by this Agreement and the other Seller Documents, including but not limited to the sale and transfer of the Assets and Business by Seller to Purchaser as contemplated hereunder, or (iii) the continuing effectiveness and validity after the Closing of any Assumed Contract; provided, however, that no representation or warranty is being made with respect to third party Consents required by the Assumed Contracts or Assumed Projects, if any.

Section 3.6 Legal Proceedings. There are no actions, causes of action, suits, claims, complaints, disputes, demands, investigations, inquiries, audits, litigations, citations, summons, subpoenas, arbitrations, hearings or other proceedings (whether civil, criminal, administrative, investigative or informal) (collectively, “Legal Proceedings”) pending or, to the knowledge of Seller, threatened by, before or involving any court, arbitrator or Governmental Authority against, affecting or relating to, the Business or the Assets, and Seller has no knowledge of any facts, circumstances, events, actions or omissions that could reasonably be expected to create the basis for any Legal Proceeding. None of the Business or Assets is subject to any outstanding Order issued by any court, arbitrator or Governmental Authority. Neither Seller nor any of its Affiliates has threatened or commenced, and is not presently engaged in or contemplating engaging in, any Legal Proceeding against or affecting any Person relating to the Business or the Assets, or to this Agreement or any Seller Documents or the transactions contemplated hereby or thereby.

Section 3.7 Corporate Documents. Seller has furnished to Purchaser true, accurate and complete copies of the following documents: the Articles of Incorporation and By-laws of Seller, each as amended and in effect on the date hereof.

Section 3.8 Taxes.

(a) Tax Returns. Within the times (or if later with all penalties and interest related thereto having been paid in full) and in the manner prescribed, Seller has accurately prepared in good faith and properly filed all Tax returns, reports and forms (“Tax Returns”) required by all applicable federal, state, local or foreign law, rule, regulation or other requirement (“Tax Requirement”) to be filed and has paid all Taxes, assessments and penalties due and payable as shown on all such Tax Returns. Seller has fully paid all Taxes due under the Tax Returns.

(b) Withholding Taxes. Seller has timely withheld, collected, paid and deposited over all Taxes required to be withheld, collected, paid and deposited by any federal, state, local or foreign Tax requirement or by any Taxing Authority and has complied with all information reporting and backup withholding requirements related thereto, including, without limitation, income, social security and employment Tax withholding for all types of compensation as relates to employees or independent contractors of the Business. Seller has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee or independent contractor engaged for the Business.

(c) Definitions of Tax. As used in this Agreement:

(i) “Tax” means and includes any and all federal, state, local and foreign income, franchise, profits, gross receipts, value added, net worth, real property, personal property, minimum, alternative minimum, sales, transfer, use, service, ad valorem, stamp, capital gains, environmental, windfall profits, employment, social security, Medicare, disability, workers’ compensation, unemployment compensation, occupation, severance, purchaser premiums, escheat, excise, withholding, payroll and other taxes, charges, fees, levies, tariffs, duties and other assessments of any kind or nature, imposed by the laws and regulations of any federal, state, local or foreign governmental jurisdiction or by any federal, state, local or foreign Taxing Authority, and any and all interest, fines, penalties, additions to Tax or additional amounts related thereto.

(ii) “Tax Returns” means and includes any and all reports, returns (including information returns), declarations or statements relating to Taxes, including any schedule or attachment thereto, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

Section 3.9 Relationships with Customers. Schedule 3.9 sets forth a complete and accurate list of the names of the key customers of the Business (the “Key Customers”). To the knowledge of Seller, Seller is not involved, and has no knowledge of any facts or circumstances which could result, in any material claim, dispute or controversy, with any of its Key Customers in the Business.

Section 3.10 Labor and Employment Matters.

(a) Employees and Contractors. Schedule 3.10 sets forth a complete and accurate list of Seller’s current full-time and part-time employees and contractors in the Business, along with their dates of hire, current rate of compensation (including current annual base compensation rate or hourly wage rate, commission, bonus or other incentive-based compensation or other fringe benefits not generally available to all employees), job title or position, and job description.

(b) Employment Requirements. Seller, with respect to its employees who become employees of Purchaser after the Closing (including after the completion of the Existing Projects) (the “Transferred Employees”) is, and has been in the past, in compliance in all material respects with all applicable Legal Requirements relating to the employment of labor, including, but not limited to, fair employment practices, terms and conditions of employment, collective bargaining, equal employment opportunities, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, child labor, health and safety, workers’ compensation, leaves of absence, employment insurance, payment of social security and other Taxes and wages and hours (collectively, “Employment Legal Requirements”), and Seller has no outstanding Liability for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.

(c) Employment Legal Proceedings. No Legal Proceedings are pending or, to the knowledge of Seller, threatened against the Business with respect to any violation or alleged violation of any applicable federal, state or local Employment Legal Requirements.

(d) Compensation. Except as set forth on Schedule 3.10, Seller owes no salary, wages, overtime, bonuses, commissions or other compensation or remuneration of any kind or nature whatsoever to any Transferred Employee, except for payroll in the ordinary course of business.

Section 3.11 Assumed Contracts. Each Assumed Contract is in full force and effect and is a legal, valid and binding obligation of Seller and of the other parties thereto, enforceable by Seller in accordance with its terms. Neither Seller nor, to the knowledge of Seller, any other party to any Assumed Contract is in material breach of or in material default under (or is alleged to be in breach or default under any Assumed Contract, nor has any event or circumstance occurred which, with or without the giving of notice or the lapse of time or both, could reasonably be expected to create or constitute a material breach or default under any Assumed Contract. No material disputes are pending or have been threatened under any Assumed Contract.

Section 3.12 Product and Service Liabilities and Warranties.

(a) Product and Service Liability Claims. No Legal Proceedings are pending or, to the knowledge of Seller, threatened against or affecting Seller with respect to the Assets or Business, arising out of any injury to individuals or to property, or any other losses or damages, business or otherwise, as a result of the ownership, possession or use of or any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any services provided, by Seller in respect of the Business.

(b) Warranties. Schedule 3.12 sets forth a complete and accurate description of all warranties (including Seller’s standard conditions of sale or service) and pending warranty and service obligations of Seller to the Assumed Contracts (the “Warranties”). Schedule 3.12 also contains a complete and accurate copy of all such written warranties and terms and conditions.

Section 3.13 Compliance with Laws. Seller, with respect to the Business and the Assets, is and has been in compliance in all material respects with all applicable federal, state, local and foreign Laws, Orders, Business Permits and other requirements of any Governmental Authority (collectively, “Legal Requirements”) applicable to Seller or the Assets or the Business. To the knowledge of Seller, no event has occurred and no circumstance exists that (with or without the lapse of time or notice or both) may constitute or result in a violation of, or a failure by Seller, with respect to the Business and the Assets, to comply with, any applicable Legal Requirement. Seller has not received any oral or written notice or other communication from any Governmental Authority or any other Person, or has knowledge of any investigation or any reasonable basis for an investigation, regarding any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement by Seller with respect to the Business or the Assets. There are no (i) outstanding Orders entered by or with any court, arbitrator or Governmental Authority relating to, or (ii) unsatisfied judgments, penalties or awards against, Seller with respect to the Assets or the Business.

Section 3.14 Backlog. Notwithstanding anything to the contrary in this Agreement, the failure of Purchaser to solicit and develop a business relationship and future business projects, contracts and other work from the Key Customers relating to periods on or after the Closing Date shall not be deemed a breach of Seller’s representations, warranties or covenants in this Agreement, including, but not limited to, those set forth in this Article III.

Section 3.15 Assets.

(a) Title. All of the Assets, and all rights and interests of Seller thereunder, are all held by Seller free and clear of any and all mortgages, liens (statutory or other), security interests, pledges, claims, charges, encumbrances, assessments, equities, hypothecations, assignments, rights of first refusal, options to purchase, equitable interest, deeds of trust, easements, rights-of-way, community property interests, judgments, adverse claims, preferential arrangements, encroachments, covenants, conditions or restrictions of any kind or nature whatsoever (“Liens”) that are material to the Assets or the Business. Seller has and will transfer to Purchaser at Closing good, valid, marketable, indefeasible and exclusive title in fee simple to (or a valid leasehold interest in), and rightful and peaceful possession of, all of the Assets, and all of the rights and interests therein, whether real, personal or mixed and whether tangible or intangible, free and clear of any and all material Liens; provided, however, that the designs, drawings and plans created for the Key Customers are owned by the Key Customers. No Person other than Seller has any right, title or interest in or to any of the Assets or Business. Seller has conducted the Business only through Seller and not through any other Person. Other than (i) the equipment and tools used on the Existing Projects on the Closing Date which will be delivered to Purchaser after the completion of the Existing Projects, and (ii) software which is not proprietary to Seller but which is publicly available, the Assets include all of the items of equipment, tools and software that are owned and disclosed on Schedules to this Agreement by Seller and are primarily used in the Business as currently conducted, and the Schedules to this Agreement disclose all such items of equipment and tools that are material to the conduct of the Business. The Assets are owned and the Business is conducted by Seller only, and not in whole or in part by any of Seller’s subsidiaries or Affiliates. Notwithstanding the foregoing, Purchaser acknowledges it is not purchasing or licensing any software from Seller, and Seller acknowledges that it owns no proprietary software that is necessary for the conduct of the Business.

(b) No Real Property or Leases. Except as set forth on Schedule 3.15(b), Seller does not own or lease any real property, and does not lease any tangible personal property, which is necessary for the conduct of the Business or the ownership or use of any of the Assets by Purchaser.

Section 3.16 Financial Information. Seller has furnished in writing to Purchaser the following financial statements of Seller pertaining to the Business: (i) the unaudited balance sheets as of December 31, 2013, 2012 and 2011 and the related statements of operations, trial balance sheets and statements of cash flows for the fiscal years then ended, without any related notes or schedules thereto, and (ii) the unaudited balance sheet as of August 31, 2014, and the related statement of operations, trial balance sheet and statements of cash flow for the eight month period then ended, without any related notes or schedules thereto (the “Historical Financial Statements”). In all material respects, the statements of operations included in the Historical Financial Statements (excluding any quarterly statements of operations) (i) are accurate and complete and present fairly the results of operations of the Business for the respective periods covered thereby, (ii) have been prepared in accordance and consistent with the books and records of Seller, and (iii) reflect all revenues received or accrued and all costs and expenses incurred, accrued or apportioned that are applicable to the Business for the respective periods covered thereby to accurately reflect the results of operations thereof; provided, however, that there has been no allocation of home office or general corporate overhead. In all material respects, the profit and loss financial results for completed projects of the Business set forth on Schedule 3.16 (i) are accurate and complete, (ii) have been prepared in accordance and consistent with the books and records of Seller, and (iii) reflect all revenues received or accrued and all costs and expenses incurred, accrued or apportioned that are applicable to the respective to accurately reflect the financial results thereof; provided, however, that there has been no allocation of home office or general corporate overhead.

Section 3.17 Brokers’ Fees. No broker, finder, investment banker, financial advisor or similar agent or Person (i) has been engaged, employed or retained by or on behalf of Seller, (ii) is a party to any Contract or other arrangement or understanding with Seller or on its behalf, or (iii) is or may be entitled to receive any fee, commission or other compensation or payment due to any action, Contract, arrangement or understanding of or on behalf Seller, in connection with this Agreement or any other Seller Documents or the transactions contemplated hereby or thereby.

Section 3.18 Disclaimer. Seller shall not be deemed to have made to Purchaser any representation or warranty other than those expressly made by Seller in Sections 3.1 through 3.17. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Purchaser with respect to (i) any historical financial statements (other than the statements of operations and profit and loss financial results referred to in second and third sentences of Section 3.16, respectively) or historical balance sheets, historic quarterly balance sheets, projections, estimates, or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants, or other advisors or representatives, including, but not limited to, as to future revenues, expenses, expenditures, or future results of operations or prospects of Seller or its business or assets set forth on balance sheets, or (ii) any other information or documents made available to Purchaser or its counsel, accountants, or other advisors or representatives, except as expressly covered by an express representation and warranty as described in the first sentence of this Section 3.17.

Section 3.19 No Additional Representations. Purchaser shall acquire the Business and Assets of Seller without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as expressly represented or warranted by Seller in this Article.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to and for the benefit of Seller, as of the date hereof and the Closing Date, as follows:

Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite right, power and authority, corporate or otherwise, to conduct its business and affairs and to own, lease and operate its assets and properties.

Section 4.2 Power and Authority. Purchaser has all requisite right, power and authority, corporate or otherwise, to execute and deliver this Agreement and the and the other agreements, documents and instruments contemplated by this Agreement or otherwise related to the transactions contemplated hereby to be executed by Purchaser (collectively, the “Purchaser Documents”), and to perform Purchaser’s obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the other Purchaser Documents, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized and approved by all requisite action, corporate or otherwise, on the part Purchaser, and no other corporate proceeding on the part of Purchaser are necessary to authorize this Agreement or the other Purchaser Documents or to consummate the transactions contemplated herby or to perform its obligations hereunder or thereunder.

Section 4.3 Enforceability. This Agreement has been, and the other Purchaser Documents when executed and delivered by Seller will be, duly and validly executed and delivered on behalf of Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, and by general principles of equity, whether applied by a court of law or in equity.

Section 4.4 No Conflicts. The execution and delivery by Purchaser of this Agreement and the other Purchaser Documents, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby do not and will not, directly or indirectly, (a) violate, conflict with, or constitute a breach of or a default (with or without the giving of notice or the lapse or time or both) under, any term, condition or other provision of (i) the certificate of incorporation, bylaws or other charter or organizational documents of Purchaser, (ii) any resolution adopted by the Board of Directors (or any committee thereof) or by the sole stockholder of Purchaser, (iii) any agreement involving the sole stockholder of Purchaser, (iv) any Contract to which Purchaser is a party or by which Purchaser or its of its assets, properties, business or activities is or may be subject or bound, (v) any Business Permit held by Purchaser or applicable to the assets, properties, business or activities of Purchaser, or (vi) any applicable federal, state, local or foreign Law, or (vii) any Order of any Governmental Authority; (b) result in the creation or imposition of any Lien on or against any of the assets, properties, rights or interests of Purchaser; or (c) constitute an event which give any Person the right to challenge this Agreement, any other Purchaser Documents or any of the transactions contemplated hereby or thereby.

Section 4.5 Consents. No Consent by, from or with respect to, any Governmental Authority or any other Person is necessary by or with respect to Purchaser (i) for Purchaser to execute and deliver this Agreement and the other Purchaser Documents and to perform its obligations hereunder and thereunder, (ii) for the consummation of the transactions contemplated by this Agreement and the other Purchaser Documents.

Section 4.6 Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened by or before any court, arbitrator or Governmental Authority against Purchaser against or affecting it or its assets, (a) in which any Person is seeking to restrain, prohibit, prevent, enjoin or otherwise delay, or to obtain damages or other relief in connection with, or to challenge the validity or legality of, this Agreement or the transactions contemplated hereby, or (b) which, if determined adversely to Purchaser, would be reasonably likely to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 4.7 Brokers’ Fees. No broker, finder, investment banker, financial advisor or similar agent or Person (i) has been engaged, employed or retained by or on behalf of Purchaser, (ii) is a party to any Contract or other arrangement or understanding with Purchaser or on its behalf, or (iii) is or may be entitled to receive any fee, commission or other compensation or payment due to any action, Contract, arrangement or understanding of or on behalf Purchaser, in connection with this Agreement or any other Purchaser Documents or the transactions contemplated hereby or thereby.

Section 4.8 Disclaimer. Purchaser shall not be deemed to have made to Seller any representation or warranty other than those expressly made by Purchaser in Sections 4.1 through 4.7. Without limiting the generality of the foregoing, Purchaser makes no representation or warranty to Seller with respect to (i) any projections, estimates, or budgets heretofore delivered to or made available to Seller or its counsel, accountants, or other advisors or representatives of the future revenues, expenses, or expenditures, or future results of operations or prospects of Purchaser or its business, or (ii) any other information or documents made available to Seller or its counsel, accountants, or other advisors or representatives, except as expressly covered by an express representation and warranty as described in the first sentence of this Section 4.7.

ARTICLE V

THE CLOSING

Section 5.1 Date and Place. Upon the terms and subject to the conditions set forth herein, the consummation of the purchase and sale of the Assets contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signature pages by facsimile, electronic mail transmission and overnight courier, or by such other means of exchanging documents as may be agreed to by the parties, at 10:00 a.m. local time, on October 14, 2014, or at such other time, date or place as the parties shall mutually agree (the “Closing Date”).

Section 5.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser, in form reasonably acceptable to Purchaser:

(a) One or more duly executed bills of sale transferring ownership and title and warranting good and marketable title in and to the Assets (including but not limited to tangible personal property and the Intellectual Property), and such other instruments of sale, conveyance, assignment and transfer as may be reasonably requested by Purchaser, in order to vest in Purchaser all of Seller’s right, title and interest in and to all of the other Assets, free and clear of any and all Liens of any kind or nature whatsoever;

(b) Assignments of the Assumed Contracts and Assumed Projects, duly executed by Seller, only to the extent such assignment and assumption is consented to by the Key Customers;

(c) Certificates of active status of Seller, dated within five Business Days of the Closing Date, issued by the Department of State of the State of Florida and of each other state in which Seller is licensed or qualified to do business as a foreign corporation with respect to the Business;

(d) One or more certificates duly executed by the President of Seller, dated as of the Closing Date, certifying that (i) Seller has performed, satisfied and complied with, in all material respects, all agreements, obligations, covenants and conditions required by this Agreement for Seller to perform, satisfy or comply with at or prior to the Closing, (ii) all conditions to the obligations of Seller hereunder have been fully satisfied, and (iii) all of the representations and warranties of Seller set forth in this Agreement are true and correct as of the Closing Date;

(e) A certificate duly executed by the Secretary of Seller, dated as of the Closing Date, certifying (i) true and complete copies of resolutions as having been duly adopted by all of the directors (and, in such resolutions are necessary, by the stockholders) of Seller, authorizing Seller’s execution and delivery of this Agreement and the other Seller Documents and its consummation of the transactions contemplated hereby and thereby, and as being in full force and effect on the Closing Date and not having been amended, supplemented, superseded, terminated or rescinded, and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement, the other Seller Documents and all other documents, instruments and agreements to be delivered hereunder and thereunder;

(f) All instruments and documents necessary to release any and all Liens on the Assets, including appropriate UCC financing statement amendments (termination statements);

(g) The release by Seller in writing, in form mutually acceptable to Seller and Purchaser, of each and every Transferred Employee from, and waiver of all rights against, each Transferred Employee and former employee of Seller with respect to any confidentiality, non-solicitation or non-competition agreement, covenant or similar undertaking by any Transferred Employee and former employee with Seller or any of its subsidiaries, duly executed by Seller;

(h) All other Seller Documents, duly executed by Seller; and

(i) All other items, documents and agreements that are required to be delivered by Seller pursuant to any provisions of this Agreement or any other Seller Documents or that are otherwise necessary to consummate the transactions contemplated hereby or thereby that are reasonably requested by Purchaser.

Section 5.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller, in form reasonably acceptable to Seller:

(a) The Base Purchase Price, plus or minus any adjustment set forth in Section 2.4 for Assumed Projects and Assumed Contracts;

(b) Assumption of the Assumed Contracts and Assumed Projects, duly executed by Purchaser, only to the extent such assignment and assumption is consented to by the Key Customers;

(c) Certificate of good standing of Purchaser, dated within five Business Days of the Closing Date, issued by the Secretary of State of the State of Delaware;

(d) A certificate duly executed by the President of Purchaser, dated as of the Closing Date, certifying that, to the best of his knowledge and belief after due inquiry, (i) Purchaser has fully performed, satisfied and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to the Closing, (ii) all conditions to Purchaser’s obligations hereunder have been fully satisfied, and (iii) all of the representations and warranties of Purchaser set forth in this Agreement are true and correct as of the Closing Date;

(e) A certificate duly executed by the Secretary or Assistant Secretary of Purchaser, dated as of the Closing Date, certifying (i) true and complete copies of corporate resolutions, certified as of the Closing Date by the Secretary or Assistant Secretary of Purchaser as having been duly adopted by the Board of Directors of Purchaser, authorizing Purchaser’s execution and delivery of this Agreement and the other Purchaser Documents, its performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby and as being in full force and effect on the Closing Date and not having been amended, modified or superseded, and (ii) the names and signatures of the officers of Purchaser authorized to sign this Agreement, the other Purchaser Documents and the other documents, instruments and agreements to be delivered hereunder and thereunder; and

(f) All other items, documents and instruments that are required to be delivered by Purchaser pursuant to any provision of this Agreement or that are necessary to consummate the transactions contemplated hereby that are reasonably requested by Seller.

Section 5.4 Effectiveness of Closing. No action to be taken or delivery to be made at the Closing shall be effective until all of the actions to be taken and deliveries to be made at the Closing are complete. Notwithstanding the Closing Date and the date the Closing is complete, the effective date of the Closing for all purposes shall be October 14, 2014, at 12:01 a.m., Eastern time (the “Effective Date”). For all purposes hereunder, Purchaser shall be deemed to have been the owner of the Assets and the Business from and after the Effective Date.

ARTICLE VI

SURVIVAL AND INDEMNIFICATION

Section 6.1 Survival. All representations and warranties set forth in this Agreement shall survive the Closing and shall continue in full force and effect thereafter, regardless of any investigation made by any party hereto, for a period of twelve (12) months after the Closing Date, except that any Claims (as defined in Section 6.4) (i) relating to fraud shall expire only upon the expiration of the applicable statute of limitations, or (ii) that arose prior to the expiration of such survival period where proper notice thereof is given pursuant to Section 6.4 within 90 days after the expiration of such survival period shall not expire until fully and finally resolved. All covenants and agreements set forth in this Agreement shall survive the Closing in accordance with their respective terms.

Section 6.2 Indemnification by the Seller. Seller shall indemnify, defend and hold harmless Purchaser, its Affiliates, successors and assigns, and the managers, members, officers, directors, shareholders, partners, employees, agents and representatives of any of them (“Purchaser Indemnitees”), from and against, and shall pay and reimburse them for, any and all claims, actions, suits, proceedings. demands, losses (including diminutions in value), costs, expenses, obligations, taxes, liabilities, damages, judgments, recoveries and deficiencies (including, without limitation, interest, fines, penalties, costs of investigation, reasonable attorneys’, accountants’ and other professionals’ fees and expenses and amounts paid in settlement) (collectively, “Damages”) arising out of, based upon or resulting from (a) any breach or violation of, inaccuracy or misrepresentation in, or failure by Seller to perform, any representations, warranties, covenants, agreements or other obligations of Seller made in this Agreement or in any schedule, certificate, exhibit or other document or instrument furnished or to be furnished by Seller to Purchaser pursuant to this Agreement; (b) any act or omission of Seller with respect to, or any event or circumstance related to, the ownership, lease or operation of the Assets or the conduct of the Business, which act, omission, event or circumstance occurred or existed prior to or at the time of the Closing, without regard to whether a claim with respect to such matter is asserted before or after the Closing; (c) any Excluded Liability, including but not limited to those relating to (i) Environmental Laws or Hazardous Substances, and (ii) Taxes relating to periods prior to the Closing Date; (d) any product or service liability or warranty claims relating to products made or sold or services provided by Seller prior to the Closing Date; or (e) any claim by any Person to (i) all or any portion of the Purchase Price or the Assets, or (ii) any compensation, remuneration or other payment with respect to this Agreement or any other Seller Document or any transaction contemplated hereby or thereby.

Section 6.3 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, successors and assigns, and the managers, members, officers, directors, shareholders, partners, employees, agents and representatives of any of them, from and against any and all Damages arising out of, based upon or resulting from (a) any breach or violation of, inaccuracy or misrepresentation in, or failure by Purchaser to perform, any of the representations, warranties, covenants, agreements or other obligations of Purchaser made in this Agreement or any other Purchaser Document, (b) the failure by Purchaser to pay and discharge when due any Assumed Liability, (c) Purchaser’s conduct of the Business after the Closing, and (d) Taxes relating to periods after the Closing Date as provided in Section 7.4.

Section 6.4 Claims for Indemnification.

(a) Notice of Claims. Whenever any party hereunder believes it has suffered or incurred or is likely to suffer or incur any Damages, or any action or proceeding is commenced or threatened or claim is made that could result in Damages, which is reasonably likely to give rise to a claim (“Claim”) for indemnification under this Agreement, the party seeking indemnification (“Indemnified Party”) shall, upon obtaining knowledge thereof, promptly notify in writing the party against whom indemnification is sought (“Indemnifying Party”) of the Claim and, when known, the facts constituting the basis for such Claim and the amount and nature of the Damages or an estimate thereof. The Indemnified Party’s failure to timely notify Indemnifying Party of any Claim or potential Claim shall not relieve the Indemnifying Party of any liability hereunder unless and only to the extent that such failure causes Indemnifying Party to lose the right to assert any substantive rights or defenses or to the extent that the Indemnifying Party is actually prejudiced in its rights or obligations.

(b) Legal Counsel. The Indemnified Party shall give the Indemnifying Party a reasonable opportunity to participate in and to assume the defense of any such Claim at the Indemnifying Party’s own expense and with counsel of the Indemnifying Party’s own selection reasonably satisfactory to the Indemnified Party; provided, however, that Indemnified Party shall at all times also have the right, but not the obligation, to participate in the defense of the Claim and to employ its own counsel at its own expense subject to the Indemnifying Party’s right to control the defense thereof. Notwithstanding the foregoing, if the Indemnified Party reasonably determines that: (i) legal defenses may be available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, (ii) a conflict or potential conflict of interest exists between the Indemnified Party and the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such Claim on behalf of the Indemnified Party), or (iii) the Indemnifying Party has not in fact employed legal counsel to assume the defense of such Claim within a reasonable time after receiving notice of the Claim, then the reasonable fees, disbursements and other charges of counsel from one separate firm selected by the Indemnified Party (and reasonably acceptable to the Indemnified Party) shall be reimbursed by the Indemnified Party promptly as they are incurred.

(c) Settlement of Claims. No party hereto shall compromise, settle or consent to the entry of any judgment with respect to any Claim without the prior written consent of the other interested party or parties (which consent shall not be unreasonably withheld or delayed) unless such compromise, settlement or consent includes an unconditional release of all other interested parties hereto from any and all liabilities on any Claims that are the subject matter thereof.

(d) Cooperation. Each Indemnified Party and Indemnifying Party shall cooperate in every reasonable way with each other and, if different, with the party assuming responsibility for the defense and disposition of any such Claim, including making available to the defending party all books, records and other material reasonably required by the defending party for its use in defending the Claim.

Section 6.5 Limitations on Liability. The indemnification obligations provided for in this Article VI shall be subject to the following limitations:

(a) Basket.

(i) No Purchaser Indemnified Party shall be entitled to be indemnified for, and Seller shall not have any liability for or be required to indemnify, defend or hold harmless any Purchaser Indemnified Party hereunder for, any Losses arising under this Article VI, unless and until the aggregate amount of all Losses Seller is liable for under this Article VIX equals or exceeds $75,000 (the “Basket Amount”), and then Seller’s obligations hereunder shall apply only to amount of the Losses exceeding the Basket Amount; provided, however, that the limitation of liability under this Section 6.5(a)(i) shall not apply to any indemnification claim arising out of any fraud on the part of Seller.

(ii) No Seller Indemnified Party shall be entitled to be indemnified for, and Purchaser shall not have any liability for or be required to indemnify, defend or hold harmless any Seller Indemnified Party hereunder for, any Losses arising under this Article VI, unless and until the aggregate amount of all Losses Purchaser is liable for under this Article VI equals or exceeds the Basket Amount, and then Purchaser’s obligations hereunder shall apply only to amount of the Losses exceeding the Basket Amount.

(b) Cap.

(i) Notwithstanding any other provision of this Agreement to the contrary, in no event shall the amount payable by Seller under this Article VI exceed $3,000,000 plus any portion of the Earn-Out Amount actually paid; provided, however, that the foregoing limitation shall not apply with respect to any indemnification claim arising out of any fraud on the part of the Seller.

(ii) Notwithstanding any other provision of this Agreement to the contrary, in no event shall the aggregate amount payable by Purchaser under this Article VI exceed $3,000,000; provided, however, that the foregoing limitation shall not apply with respect to any indemnification claim arising out of any fraud on the part of Purchaser.

Section 6.6 Non-Exclusive Indemnification. The foregoing indemnification provisions are in addition to, and not in derogation of, any and all other statutory, equitable or common law rights and remedies any party hereto may have for any breach of representation, warranty, covenant or agreement.

Section 6.7 Effect of Knowledge, Waivers, Etc.

(a) Effect of Waivers. The waiver of any condition relating to any representation, warranty, covenant, or obligation will not affect the right to indemnification, payment, reimbursement, or other remedy based upon such representation, warranty, covenant, or obligation.

(b) Exclusive Remedy. Purchaser further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the transactions contemplated hereby, or Seller shall be pursuant to the indemnification provisions set forth in this Article VI.

(c) Losses Net of Taxes, Insurance, etc. The amount of any Losses for which indemnification is provided under this Article VI shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or other third-party payment or rights against third parties with respect to such Losses.

(d) Mitigation. Purchaser and Seller shall cooperate reasonably with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability. In the event that Purchaser or Seller shall fail to make such reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any Losses to the extent that it can demonstrate that such Losses could reasonably have been avoided if Purchaser or Seller, as the case may be, had made such reasonable efforts.

ARTICLE VII

ADDITIONAL POST-CLOSING COVENANTS

Section 7.1 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at Purchaser’s request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Business and the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the other Seller Documents.

Section 7.2 Non-Competition and Restrictive Covenants.

(a) Covenant Not to Compete by Seller. In order to induce Purchaser to enter into this Agreement and perform its obligations hereunder, Seller hereby makes the following covenants to Purchaser:

(i) Statement of Covenant. Except as otherwise provided in Section 7.11, at all times during the period commencing on the Closing Date and continuing until five (5) years after the date hereof (the “Restricted Period”), neither Seller, nor any of its Affiliates, shall, directly or indirectly, alone or in association with others, whether as owner, shareholder, employee, officer, director, partner, manager, member, trustee, lender, investor, consultant, principal, agent, independent contractor, co-venturer or in any other capacity, (A) engage or participate in any Competing Business (as defined below) or (B) invest in, hold a financial interest in, be in any way connected or affiliated with, or render advice or services to, any Person that is engaged in Competing Business. Notwithstanding the foregoing, nothing herein contained shall prevent Seller from acquiring and holding for investment up to two percent (2%) of any class of securities of any corporation, if such securities are listed or traded on a national securities exchange or in the over-the-counter market.

(ii) Competing Business. For purposes of this Agreement, the phrase “Competing Business” means the business of providing design, engineering, procurement, construction, management and similar services to the Key Customers.

(iii) Interpretation of Covenant. The parties hereto acknowledge and agree that the scope, duration and area for which the covenant not to compete set forth in this Section 7.2(a) is to be effective are fair and reasonable and are reasonably necessary for the protection of Purchaser, its business and its trade secrets, the Assets and Business it is acquiring, and the Confidential Information (as defined below), Key Customer relationships and good will, and Seller hereby waives any objections to or defenses in respect thereof. In the event that any court of competent jurisdiction determines that any portion of the scope, time period or restricted area are unreasonable, arbitrary or against public policy, and that such covenant is to such extent unenforceable, illegal or invalid, the parties hereto agree that this Section 7.2(a) shall be deemed amended, and the court shall have the right to reform this Agreement, to delete or strike therefrom such provisions or portions determined to be unenforceable, illegal or invalid so that the remainder of the covenant set forth in this Section 7.2(a) shall remain in full force and effect, for the greatest scope and time period and in the greatest geographical area that would render it enforceable, legal and valid. The parties intend that the covenant set forth in this Section 7.2(a) shall be deemed to be a series of separable and independent covenants.

(b) Covenant Regarding Disclosure or Use of Confidential Information.

(i) Seller hereby acknowledges the confidential and proprietary nature of the Confidential Information (as defined below) and agrees that it shall, at all times on and after the Closing Date, (A) keep confidential and hold in confidence all Confidential Information, (B) not use any of Confidential Information for any reason or purpose, directly or indirectly, and (C) without limiting the foregoing, not disclose any Confidential Information to any Person, directly or indirectly, except with Purchaser’s prior consent.

(ii) The restrictions in clause (i) above shall not apply to the extent that (A) such Confidential Information becomes generally available to the public other than as a direct or indirect result of a disclosure by Seller, (B) such disclosure by Seller is necessary to prepare any Tax and similar forms and reports to Governmental Authorities, and/or (C) such disclosure is required or compelled by Order or otherwise required by any court, arbitrator or Governmental Authority. In the event of clause (iii)(C) applies, Seller shall, to the extent legally permissible, provide Purchaser with prompt notice of such compelled disclosure so that Purchaser may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.2(b), and will cooperate with Purchaser to minimize the extent of such compelled disclosure. In the absence of a protective order or other remedy, Seller may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of counsel, Seller is legally compelled to disclose, provided that Seller shall use its commercially reasonable efforts to obtain written assurance that any Person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

(iii) As used herein, “Confidential Information” shall mean any and all non-public information, whether written, oral electronic or in any other format or media, related to (A) the Assets and the Business, (B) the business, affairs, activities, assets, properties, condition, operations (financial or otherwise) and prospects of Purchaser, (C) the names and backgrounds of an Transferred Employee or any other employee of Purchaser, and (D) the identity and location of Key Customers; provided, however, that general “know-how” regarding the operation and management of the Business and employee training techniques shall not be deemed Confidential Information. In addition, notwithstanding anything to the contrary in this Agreement, Seller shall be permitted to market and advertise that it provided Business related services to the Key Customers prior to the Closing and such disclosure shall not be deemed Confidential Information.

(c) Non-Solicitation of Employees. Except as otherwise provided in Section 7.11, Seller agrees that, during and throughout the period commencing on the Closing Date and continuing until five (5) years after the date hereof (the “Restricted Period”, it shall not, and shall not permit its Affiliates, directly or indirectly, to (i) employ, hire, attempt to hire, recommend for hire, solicit, induce, recruit or otherwise engage any Transferred Employee or any other individual serving as an employee, officer or director of Purchaser at any time during the prior year (“Purchaser Person”), (ii) cause any Purchaser Person to (A) terminate such Purchaser Person’s employment, service or engagement with Purchaser, or (B) accept employment or engagement or otherwise render services to any other Person or business (wherever located, and regardless of type of business conducted); except for general solicitations through industry wide print-media not specifically directed at Purchaser Persons; or (iii) provide or furnish to any other Person any information (including information about the identity, experience, expertise, qualifications, special knowledge, personal characteristics, position, duties or compensation) about any Transferred Employee.

(d) Non-Solicitation of Key Customers. Except as otherwise provided in Section 7.11, Seller agrees that, during and throughout the Restricted Period, it shall not, and shall not permit its Affiliates, directly or indirectly, to solicit, contact or meet with (or attempt to do the same) any of the Key Customers or otherwise directly or indirectly cause either of them to (i) cease being, or not to become, a client or customer of Purchaser as relates to the Business, or (ii) reduce the amount of their Business with or otherwise divert any of their Business from Purchaser.

(e) Non-Interference with Business. Seller agrees that, during and throughout the Restricted Period, it shall not, and shall not permit its Affiliates, directly or indirectly, to interfere in any Business relationship between Purchaser and any other Key Customer.

(f) Non-Disparagement.

(i) Seller agrees that, during the Restricted Period, it shall not, and shall not permit any of its Affiliates to, make, publish or otherwise communicate to any Person or in any public forum any statements, remarks or comments that disparage the business reputation of Purchaser or its business, affairs, operations, assets, properties, customers, suppliers, lenders or prospects, or of any of its directors, officers, employees, stockholders, agents, representatives or Affiliates or take any actions that are harmful to Purchaser’s goodwill with others; provided, however, that this covenant shall not in any way restrict or impede Seller from exercising its protected rights to the extent such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or a Governmental Authority, provided any statements made by Seller are known by Seller to be truthful and that Seller provides reasonable prior written notice of the same to Purchaser.

(ii) Purchaser agrees that, during the Restricted Period, it shall not, and shall not permit any of its Affiliates to, make, publish or otherwise communicate to any Person or in any public forum any statements, remarks or comments that disparage the business reputation of Seller or its business, affairs, operations, assets, properties, customers, suppliers, lenders or prospects, or of any of its directors, officers, employees, stockholders, agents, representatives or Affiliates or take any actions that are harmful to Seller’s goodwill with others; provided, however, that this covenant shall not in any way restrict or impede Seller from exercising its protected rights to the extent such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or a Governmental Authority, provided any statements made by Purchaser are known by Purchaser to be truthful and that Purchaser provides reasonable prior written notice of the same to Purchaser.

(g) Equitable Relief. Each party hereto hereby acknowledges and agrees that (i) the covenants in this Section 7.2 are of special, unique and personal character which gives them a peculiar value to Seller and Purchaser, (ii) any violation of these covenants would result in irreparable and immediate harm, damage and injury to Purchaser, and (iii) Purchaser cannot be reasonably or adequately compensated in money damages in an action at law in the event Seller breaches any obligations under this Section 7.2. Each party hereto therefore expressly agrees that, in addition to any other rights or remedies which Purchaser may have at law or in equity or by reason of any other agreement, Purchaser shall be entitled to obtain injunctive and other equitable relief in the form of temporary, preliminary and permanent injunctions in the event of any actual or threatened breach of any such obligation by Seller without the necessity of proving actual damages and without the necessity of posting any bond or other security. Nothing in this Agreement shall be construed to prohibit Purchaser from pursuing any other remedy, and Seller agrees that all remedies under this Agreement, whether in or under law, equity or otherwise, of Purchaser and are cumulative.

(h) Acknowledgments. Seller acknowledges and agrees that Purchaser has acquired and intends to invest substantial time, money and other resources in developing and maintaining competitive advantage and its good will in its industry. Seller further acknowledges and agrees that the covenants contained in this Section 7.2 (i) are reasonable and necessary in all respects to protect the goodwill, trade secrets, Confidential Information and business interests of Purchaser; (ii) are not oppressive to Seller; and (iii) do not impose any greater restraint on Seller than is reasonably necessary to protect the goodwill, trade secrets, confidential information and legitimate business interests of Purchaser.

(i) Nature of Covenants. The covenants in this Agreement are independent covenants, and the existence of any claim by any party hereto against another party hereto under this Agreement or otherwise will not excuse a breach by a party hereto under, or waive any party’s obligation to perform, any of its covenants under this Section 7.2.

Section 7.3 Pre-Closing Records Relating to Business and Assets. At or promptly after the Closing, Seller shall transfer and deliver to Purchaser all material books, records and files relating to the Assets (the “Pre-Closing Records”); provided, however, that Seller shall be entitled to retain an copy of any such books, records and files for archival purposes and Seller shall not be required to deliver any employee or personnel files of any employee of Seller, including any Transferred Employee. For a period of three years after the Closing Date, Purchaser shall preserve all Pre-Closing Records, and shall provide reasonable access to Seller thereto and the right to make copies and extracts therefrom at any time during normal business hours, and shall not dispose of any Pre-Closing Records.

Section 7.4 Taxes.

(a) Pre-Closing. Seller shall be responsible for the timely preparation of all federal, state and local income, excise, withholding, property, sales, use, franchise and other Tax returns, reports and forms pertaining to the Assets and the Business for all taxable periods ending on or before the Closing Date, and Seller shall be responsible for the payment in full of all amounts due thereunder.

(b) Due to Transactions. Seller shall pay all federal, state and local sales, use, income, franchise, worker’s compensation, unemployment documentary and other transfer Taxes and fees arising out of the transfer of the Assets and the Business in accordance herewith, and shall pay its portion, prorated as of the Closing Date, of all federal, state and local personal property taxes relating to the Assets. Purchaser shall not be responsible for any business, occupation, withholding, or similar tax, or any taxes of any kind related to the Assets or the Business being acquired for any period before the Closing Date. Seller shall indemnify, reimburse and hold Purchaser harmless in respect of any liability for payment of or failure to pay any such taxes or any filing of or failure to file any reports required in connection therewith.

(c) Post-Closing. Purchaser shall not utilize the tax identification number of Seller. Purchaser shall be responsible for the preparation of all federal, state and local income, excise, withholding, property, sales, use, franchise and other tax returns, reports and forms pertaining to the Business and the Assets for all taxable periods ending after the Closing Date, and for the payment of all amounts due thereunder.

(d) Tax Proceedings. In the case of an audit or proceeding by a Governmental Authority (“Tax Proceeding”) that relates to Taxes pertaining to the Assets or the Business during a period ending on or before the Closing Date, Purchaser shall have the right, in its sole discretion and at its expense, to control the conduct of such audit or proceeding and the defense and settlement thereof. Purchaser shall also control the defense and settlement of any Tax Proceeding pertaining to the Assets or the Business relating to taxable periods or portions thereof that begin on or after the Closing Date. Notwithstanding the foregoing, neither Seller nor Purchaser shall, without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed) consent to, agree to pay or otherwise concede any proposed adjustment or any settlement or payment that would have a materially adverse effect on the taxes or obligations of the other party. In the defense of any such Tax Proceeding, each party agrees to provide reasonable access to, and the right to make copies of, the information, books and records relating to the Assets and the Business within its possession to the other party, and to provide reasonable access to the employees who are knowledgeable regarding the relevant tax matters

Section 7.5 Post-Closing Support. After the Closing, Seller shall reasonably cooperate with Purchaser and furnish to Purchaser such information, evidence, testimony and other assistance as Purchaser may reasonably request in connection with actions, proceedings, arrangements or disputes of any nature involving or affecting the Assets or Business which relate to matters which occurred prior to the Closing and in which Seller was involved or has any records, information or knowledge. Any out-of-pocket costs or expenses incurred by Seller or its employees pursuant to this Section 7.5 shall be reimbursed by Purchaser.

Section 7.6 Business Permits. To the fullest extent permitted by applicable law and permitting requirements, Seller shall allow Purchaser to perform the work under all permits issued to Seller and necessary or appropriate for the performance of the Business (“Business Permits”). Seller shall maintain all Business Permits in full force and effect until such Business Permits can be transferred to, or separately obtained by, Purchaser. Seller shall use its commercially reasonable efforts (provided that Purchaser shall pay any out-of-pocket expenses incurred by Seller provided prior notice and reasonable documentation thereof is provided) to assist Purchaser to transfer or obtain all such Business Permits required by Purchaser to conduct the Business.

Section 7.7 Third-Party Consents. At the Closing, Seller shall assign, and Purchaser shall assume and be entitled to, all rights, benefits, interests, duties and obligations under the Assumed Contracts. To the extent that any Assumed Contract is not assignable without the consent of any other party to such Contract (“Other Parties”), this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder (the “Non-Assignable Contracts”). For Non-Assignable Contracts, Seller shall use good faith, commercially reasonable efforts for 30 days following the Closing Date to obtain the consent of the third party to assignment to Purchaser of the Assumed Contract. For Non-Assignable Contracts, at and following the Closing, until consent to the assignment of the Assumed Contract to Purchaser is obtained, Purchaser shall act as a sub-contractor to Seller in performing the obligations of Seller arising after the Closing Date in a manner to provide Purchaser all of the benefits (including the proceeds of all payments made by the third party customer with respect to such Assumed Contract, which if paid by such customer to Seller shall promptly, and in no event more than three (3) Business

Days after receipt, be delivered by Seller to Purchaser in full, without deduction of any kind or amount, by wire transfer of immediately available funds to an account designated by Purchaser) intended to be assigned to Purchaser under the applicable Assumed Contract. At the Closing, any Transferred Employees relating to the Non-Assignable Contract shall become employees of Purchaser.

Section 7.8 Delivery of Audited and Other Required Financial Statements of the Business.

(a) Seller shall reasonably cooperate with and use its good faith, commercially reasonable efforts with respect to, the prompt delivery of all financial statements and information and books and records of the Business necessary for Purchaser to meet, on a timely basis, its SEC filing obligations with respect to the historical and pro forma financial statements and information required by the SEC’s Current Report on Form 8-K as a result of the purchase and sale contemplated by this Agreement (the “Required Financial Statement Filing”), including but not limited to the following financial statements of Seller pertaining to the Business (excluding the Excluded Assets): (i) the audited balance sheets as of December 31, 2013 and 2012 (and, if necessary for Purchaser to meet its SEC reporting requirements under the aforementioned Form 8-K, 2011) and the related statements of income and cash flows for the fiscal years then ended, together with all related notes and schedules thereto, (ii) the unaudited balance sheet as of the Closing Date, (iii) the related statements of income for the period in 2014 ending with the Closing Date, and (iv) any other annual or quarterly unaudited financial statements necessary for Purchaser to meet its SEC reporting requirements, together with all related notes and schedules thereto. Seller shall provide to the Auditor timely access to all books, record and employees of the Business that the Auditor deems necessary to conduct and complete such audit, and shall promptly respond to any requests for information by the Auditor in that connection. Seller and Purchaser shall each bear and pay one-half (50%) of the fees and expenses of the preparation of, audit and other work required to be done for the Required Financial Statement Filing by Hein & Associates LLP or another accounting firm (the “Auditor”) selected by Purchaser and reasonably acceptable to the Seller.

(b) Seller hereby represents and warrants to and for the benefit of Purchaser that, if and when delivered to Purchaser, all such Financial Statements will (x) present fairly the financial condition, results of operations and cash flows of the Business as of the respective dates thereof and for the respective periods covered thereby; (y) have been prepared in accordance and consistent with the books and records of Business and (z) have been prepared in accordance with the GAAP, consistently applied throughout the periods involved.

(c) In the event that Seller breaches its obligations in Section 7.8(a), or takes any other action or makes any other omission, which results in the Auditor being unable to conduct and complete its audit in a timely fashion and Purchaser unable to make the Required Financial Statement Filing when required by SEC rules and regulations, then Seller shall (1) pay Purchaser, within ten business days of Purchaser delivering Seller notice thereof, the sum of $1,000,000 by wire transfer of immediately available funds to an account designated by Seller, and (2) waive and forfeit any rights to 50% of Earn-Out Amount that would otherwise have been payable by Purchaser to Seller under Section 2.3.

Section 7.9 Post-Closing Insurance. For a period of up to 90 days (in the discretion of Purchaser) after the Closing Date, Seller shall maintain insurance with respect to the Assets and the Business at the same levels as prior to the Closing, and Purchaser shall reimburse Seller for Seller’s incremental out-of-pocket costs of such post-Closing insurance.

Section 7.10 Warranty Claims. For a period of 24 months after the Closing Date, Seller shall reimburse Purchaser for its actual out-of-pocket cost and expenses (excluding any overhead or management fees) for any warranty claims with respect to any goods, services or technologies sold or otherwise provided prior to the Closing, as to which Purchaser performs the reasonably necessary warranty work (the “Warranty Claims”). Seller’s Liability for the Warranty Claims as provided in this Section 7.9 shall be in addition to, and not a part of, Seller’s indemnification obligations under Article VI, and shall not be subject to the limitations on indemnity set forth in Section 6.5.

Section 7.11 Existing Projects. Following the Closing Seller shall be permitted to complete the existing projects set forth on Schedule 7.11 (the “Existing Projects”). Seller shall be entitled to retain only those of its employees in the Business (the “Existing Project Business Employees”) that are specifically necessary to enable Seller to complete these Existing Projects only for the purpose of and only for the amount of time necessary for completing the Existing Projects pursuant to the terms thereof, all as specified on Schedule 7.11. Seller shall be entitled to be paid directly by customer of the Existing Projects for such work and to retain all such payments, provided that all compensation and other employer-related obligations relating to the Existing Project Business Employees shall be paid and satisfied by Seller and shall not be a debt, liability or obligation of Purchaser and shall not be assumed by Purchaser, notwithstanding any other provision of this Section 7.11 to the contrary, unless and until such Existing Project Business Employees thereafter become Transferred Employees. Upon the earlier of the completion of these Existing Projects or November 30, 2014 (the “Existing Project Deadline”), the Existing Project Business Employees shall become Transferred Employees and employees of Purchaser, provided that if the Existing Projects have not been completed on or before the Existing Project Deadline, Seller shall have the option to lease such Existing Project Business Employees at a weekly rate equal to the sum of (i) the employee’s annual salary (including any vehicle and/or gas allowance) set forth on Schedule 3.10 multiplied by 1.35, with the resulting product divided by 52 weeks, plus (ii) any reimbursable expenses, such as travel expenses and materials.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Governing Law. This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the internal substantive laws of the State of Florida, without giving effect to any principle or rule of conflict or choice of laws.

Section 8.2 Expenses. Except as otherwise expressly provided herein, Purchaser and each Seller shall bear and pay its own costs and expenses incurred in connection with this Agreement and each other agreement, document and instrument contemplated hereby and the transactions contemplated hereby and thereby, including the fees and expenses of its counsel, financial advisors, accountants and other advisers and agents.

Section 8.3 Assignment. Neither this Agreement nor any of the rights, interests, duties or obligations hereunder may be assigned or delegated (i) by Purchaser, without the prior written consent of Seller, or (ii) by Seller, without the prior written consent of Purchaser; provided, however, that prior to the Closing Date, Purchaser may, by giving notice to but without the prior consent of Seller, assign or delegate its rights or obligation under this Agreement to any of its Affiliates, in which case such assignee shall be substituted for Purchaser hereunder as though the assignee were the original party to this Agreement, and Purchaser will be released from all obligations under this Agreement.

Section 8.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.5 Amendments. This Agreement may not be amended, supplemented or modified in any manner in whole or in part except by a writing signed by all parties to this Agreement that specifically states that it amends this Agreement.

Section 8.6 Notices. Any and all notices, demands, requests, elections and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given to a party (i) when delivered to such party in person, (ii) upon receipt of confirmation of transmission when sent by facsimile transmission or electronic mail, or (iii) one business day after deposit during normal business hours with a nationally recognized overnight courier service, specifying next business day delivery, with written verification of receipt, in each case to such party at the following addresses:

If to Purchaser:

PowerSecure, Inc.

1609 Heritage Commerce Court

Wake Forest, NC 27587

Attention: Sidney Hinton, President

Telephone: (919) 453-1750

Facsimile: (919) 453-1768

Email: shinton@powersecure.com

With copies to:

Paul R. Hess, Esq.

Kegler, Brown, Hill & Ritter Co., L.P.A.

65 East State Street, Suite 1800

Columbus, Ohio 43215

Telephone: (614) 462-5400

Facsimile: (614) 464-2634

Email: phess@keglerbrown.com

If to Seller:

Power Design, Inc.

11600 Ninth Street North

St. Petersburg, FL 33716

Attention: David Redden, Esq.

Telephone: (727) 497-3787

Facsimile: (727) 497-1320)

Email: dredden@powerdesigninc.us

With copies to:

David Redden, Esq.

General Counsel

Power Design, Inc.

11600 Ninth Street North

St. Petersburg, FL 33716

Telephone: (727) 497-3787

Facsimile: (727) 497-1320

Email: dredden@powerdesigninc.us

Any party may change its designated address by giving written notice thereof to all other parties hereto in the manner provided in this Section 8.6.

Section 8.7 Waiver. Any term, condition, obligation or other provision of this Agreement may only be waived upon the written consent of the party or parties entitled to the benefits the provision to be waived. Any waiver of a breach or violation of or default under any provision of this Agreement shall not be construed or operate as, or constitute, a waiver of any other or subsequent breach or violation of or default under that provision or any other provision of this Agreement. No failure or delay on the part of any party hereto to insist upon strict adherence to any provision of this Agreement or to exercise any right, remedy, power or privilege arising hereunder on one or more occasions shall operate or be construed as a continuing waiver thereof or shall deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

Section 8.8 Severability. The terms and provisions of this Agreement shall be deemed severable. If any term or provision of this Agreement is determined to be illegal, invalid or unenforceable in any situation or in any respect for any reason, then (i) all other terms and provisions of this Agreement shall remain in full force and effect, and the application of such term or provision in any other situation or respect shall not be affected, and (ii) the parties hereto shall use their good faith efforts to agree to a suitable and equitable term or provision to be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the original intent and purpose of such illegal, invalid or unenforceable provision.

Section 8.9 Specific Performance; Cumulative Remedies. The parties hereto acknowledge and agree that the transactions contemplated by this Agreement are unique in that remedies at law for any breach or threatened breach of this Agreement would be an inadequate remedy for any loss, and that any defense in any action for specific performance that a remedy at law would be adequate is hereby specifically waived. Accordingly, in the event of any actual or threatened breach to any of the terms of this Agreement, the non-breaching party shall have the right to obtain specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies, at law or in equity, and all such rights and remedies are cumulative

Section 8.10 Headings. The headings used in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 8.11 No Third Party Beneficiaries. Except as expressly provided in this Agreement (including Article VI), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended by the parties hereto or shall be deemed to confer or upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable rights, remedies, benefits or causes of action of any nature whatsoever under or by reason of this Agreement.

Section 8.12 Construction. The parties hereto acknowledge and agree that all parties to this Agreement participated or were represented in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

Section 8.13 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated into and made a part of this Agreement as if they were fully set forth herein.

Section 8.14 Interpretation of Certain Provisions. Except as otherwise expressly provided herein, as used in this Agreement:

(i) any reference to any federal, state, local or foreign statute or law shall be deemed also to include a reference to all rules and regulations promulgated thereunder;

(ii) the term “including” means “including, without limitation”;

(iii) the word “or” is not exclusive;

(iv) the term “Entity” means any corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, estate, or any other form of business or entity;

(v) the term “Governmental Authority” means any federal, state, local or foreign government, quasi-governmental administration or regulatory body, agency or authority;

(vi) the term “Person” means any individual, Entity or Governmental Authority;

(vii) the term “Affiliate” means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, where the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(viii) the term “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by law to be closed for business;

(ix) the term “ordinary course of business” means the ordinary and usual course of day-to-day operations of the business of Seller through the Closing Date consistent with past custom and practice (including with respect to quantity and frequency);

(x) the term “Material Adverse Effect” shall mean material adverse change in the Assets or Business, or any event, change, condition, development, occurrence or circumstance that, individually or in the aggregate; provided, however, that the term shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which Seller operates; (iii) conditions caused by acts of terrorism or war (whether or not declared); (iv) changes in applicable laws or accounting rules or principles, including changes in GAAP, or (iv) any disclosure or announcement of this Agreement or the transactions contemplated hereby;

(xi) the term “knowledge of Seller” or “Seller’s knowledge” or any other similar knowledge qualification means the actual knowledge of each of Mitch Permuy, Dana F. Permuy, Meredith Zdon and David H. Redden after conducting reasonable inquiry of books, records and personnel pertinent to the applicable subject of Seller’s knowledge;

(xii) the number and gender of each noun and pronoun and the terms “Person” and “Persons” and the like shall be construed to mean such number and gender as the context, the circumstances or its antecedent may require;

(xiii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “hereto”, and words of similar import, refer to this Agreement as a whole, and not to any Section, subsection or clause of this Agreement;

(xiv) each reference to an Article or a Section means such Article or Section of this Agreement; and

(xv) each reference to a Schedule or Exhibit means such Schedule or Exhibit to this Agreement.

Section 8.15 Public Announcements. Neither Seller, on the one hand, nor Purchaser, on the other hand, shall make any public announcement or disclosure (or otherwise communicate with any news media) regarding the terms or existence of this Agreement or the transactions contemplated hereby, without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed, except such consent shall not be required for (a) disclosures to third parties whose consent is required in connection with the transaction contemplated by this Agreement, and (b) disclosures required by law, judicial proceedings, regulatory requirement or stock exchange or stock market rule, regulation or policy.

Section 8.16 Counterparts. Agreement may be executed in any number of counterparts, including counterparts executed by less than all parties hereto, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by PDF, facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.17 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the other Seller Documents and Purchaser Documents, constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede in their entirety all prior and contemporaneous arrangements, agreements and understandings, whether oral or written, among the parties hereto with respect to such subject matter.

(Remainder of Page Intentionally Left Blank. Next page is the Signature Page.)

IN WITNESS WHEREOF, this Asset Purchase and Sale Agreement has been executed and delivered by or on behalf of the parties hereto by their duly authorized officers or agents as of the date first above written.

SELLER:

POWER DESIGN, INC.

By:	/s/ Mitch Permuy
Name: Mitch Permuy
Its: President

PURCHASER:

POWERSECURE, INC.

By:	/s/ Sidney Hinton
Name:	Sidney Hinton
Its:	President and Chief Executive Officer

[Signature Page for Asset Purchase and Sale Agreement]